                                                                    Exhibit 3.3

           _________________________________________________________

                            Shareholders' Agreement

                                     among

                      ECO Holdings III Limited Partnership

                                      and

                Polish Investments Holding Limited Partnership,

                         Roger M. Freedman, Steele LLC,

                      The Cheryl Anne Chase Marital Trust,

                              The AESOP Fund, L.P.

                                      and

                             @ Entertainment, Inc.

           _________________________________________________________

                            SHAREHOLDERS' AGREEMENT

     THIS SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of June, 1997 by and between ECO Holdings III Limited Partnership, a Delaware limited partnership ("ECO"), The AESOP Fund, L.P., a Delaware limited partnership ("AESOP"), Roger M. Freedman ("RMF"), Polish Investments Holding L.P., a Delaware limited partnership ("PIHLP"), The Cheryl Anne Chase Marital Trust, a Connecticut Trust ("CACMT"), Steele LLC, a Connecticut limited liability company ("Steele"), and @ Entertainment, Inc., a Delaware corporation (the "Company").


                                   WITNESSETH

     WHEREAS, there are 18,948,000 shares of Common Stock of the Company, par value one cent ($.01) per share (the "Common Stock"), issued and outstanding;

     WHEREAS, PIHLP owns 10,303,000 shares of Common Stock, RMF owns 1,221,000 shares of Common Stock, Steele owns 1,429,000 shares of Common Stock, ECO owns 4,662,000 shares of Common Stock, CACMT owns 733,000 shares of Common Stock and AESOP owns 600,000 shares of Common Stock, and together they own one hundred percent (100%) of the issued and outstanding shares of Common Stock;

     WHEREAS, ECO owns 2,500 shares of Series B Preferred Stock, par value one cent ($.01) per share, of the Company ("Series B Preferred"), which are all of the outstanding shares of Series B Preferred;

     WHEREAS, additional classes of preferred stock of the Company are authorized but are not yet issued and outstanding.

     NOW, THEREFORE, in consideration of the premises and in further consideration of the mutual covenants, promises and agreements hereinafter contained, it has been and IT IS HEREBY AGREED AS FOLLOWS;

1.      DEFINITIONS

1.1. The term "Accession Agreement" means an agreement in the form attached hereto as Exhibit A.

1.2. The term "Advent" means Advent International Corporation, a Delaware corporation.

1.3. The term "Affiliate" means a person that is any one or more of the following: (a) in relation to any person or entity, another person or entity that controls, is controlled by or is under common control with such person or entity; (b) in relation to any partnership, any of its partners who control the partnership; (c) in relation to any Shareholder which holds Shares as trustee, the beneficial owner of those Shares or a trustee for the same beneficial owner; (d) in relation to any Shareholder, a person which holds Shares as trustee pursuant to a grantor trust in which that Shareholder is the sole beneficiary; (e) in relation to any individual, any Family Member (as defined below); and (f) in respect of ECO, any company, partnership or fund which is under the management of the Advent International network, the headquarters of which are at 101 Federal Street, Boston, Massachusetts 12110, USA or any Affiliate of any such company, partnership or fund. For the purposes of this Agreement, the term "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any person means the possession, directly or indirectly, of more than 50% of the voting power (or in the case of a person which is not a corporation, 50% or more of the ownership interest, beneficial or otherwise) of such person or the power otherwise to direct or cause the direction of the management and policies of that person, whether through voting power, by control of that person's general partner (if that person is a limited partnership), by contract or otherwise.

1.4. The term "Business Day" means a day (not being a Saturday, Sunday or public holiday) on which banks are open for general business in the City of New York.

1.5. The term "Chase Group" means RMF, PIHLP, CACMT and Steele and any Affiliate of any such Shareholder (or trust for the benefit of such Affiliate) to whom such Shareholder transfers shares pursuant to
        Section 3.7(i) hereof.

1.6. The term "Chase Group Representative" means the one (1) person who shall, at all times during the term of this Agreement, act as the designated representative of the Chase Group. The initial Chase Group Representative shall be David Chase. Any replacement of the Chase
        Group Representative shall be determined by majority vote of the Voting Power (as hereinafter defined) of the members of the Chase Group, provided however that no change (whether by replacement as provided in the first clause of this sentence or otherwise) in the Chase Group Representative shall be effective until the ECO Group shall have received (pursuant to the notice provisions of Section 13) a notice signed by members of the Chase Group holding a majority of the Voting Power of the Chase Group naming a new Chase Group Representative. Every reference to the Chase Group Representative in this Agreement shall be a reference to the Chase Group Representative as changed pursuant to the foregoing sentence from time to time.

1.7. The term "Chase Group Voting Agreement" means that certain voting agreement, as amended or modified from time to time, by and among the members of the Chase Group.

1.8. The term "ECO Group" means ECO, any limited partner to whom ECO transfers Shares pursuant to Section 3.7(iii), and any Affiliate of any such Shareholder (or trust for the benefit of such Affiliate) to whom such Shareholder transfers shares pursuant to Section 3.7(i) hereof.

1.9. The term "ECO Group Representative" means the One (1) person who shall, at all times during the term of this Agreement, act as the designated representative of the ECO Group. The initial ECO Group Representative shall be Scott Lanphere. Any replacement of the ECO Group Representative shall be determined by majority vote of the Voting Power of the members of the ECO Group, provided however that no change (whether by replacement as provided in the first clause of this sentence or otherwise) in the ECO Group Representative shall be effective until the Chase Group shall have received (pursuant to the notice provisions of Section 13) a notice signed by members of the Chase Group holding a majority of the Voting Power of the Chase Group naming a new Chase Group Representative. Every reference to the ECO Group Representative in this Agreement shall be a reference to the ECO Group Representative as changed pursuant to the foregoing sentence from time to time.

1.10. The term "Equity Subscriber Amount" means, with respect to any Polish Cable Company, that number that is the product of (i) the number of Subscribers (as that term is defined to the Stock Purchase Agreement), and (ii) the fraction equal to the percentage of total shares of capital stock of such Polish Cable Company held directly by the Company, Poland Communications, Inc. ("PCI") or PCBV (as the case may be).

1.11. The term "Family Member" in relation to a Shareholder means the spouse, brothers, sisters and parents of the Shareholder and the Shareholder's children and grandchildren (including step and adopted children and grandchildren), and the spouse of any brother or sister of such Shareholder.

1.12. The term "Group" means either the Chase Group or the ECO Group, as the case may be.

1.13. The terms "Initial Public Offering" means the closing of an underwritten public offering of Shares of Common Stock to be listed on the New York Stock Exchange or the American Stock Exchange, or to be quoted on the National Association of Securities Dealers Automated Quotation System or the National Market System of the National Association of Securities Dealers pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of at least twenty percent (20%) of the Common Stock of the Company outstanding immediately after such closing.

1.14. The term "Other Shareholders" means (i) AESOP, (ii) any person to whom Shares are transferred in accordance with this Agreement other than an Affiliate of or member of the same Group as the transferring Shareholder, and (iii) Steele, if Steele elects to become such pursuant to Section 3.5 hereof.

1.15.   The term "PAR" means the State Agency for Radio Communications of
        Poland.

1.16. The term "Parties" means the ECO Group, the Chase Group, AESOP and the Company, collectively.

1.17. The term "PCBV" means Poland Cablevision (Netherlands) B.V., a partially-owned subsidiary of PCI (as hereinafter defined).

1.18. The term "PCI" means Poland Communications, Inc., a New York corporation, a wholly-owned subsidiary of the Company.

1.19. The term "person" means a natural person, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

1.20. The term "Polish Cable Companies" means all Subsidiaries that, at the date as of which such determination is made, are engaged in the business of cable television including programming, telecommunications and telephony in Poland. The term "Material Polish Cable Companies" means those Polish Cable Companies about which at the date as of which such determination is made, any of the following is true: (i) at least 50% of the equity interests thereof are owned directly or indirectly by the Company; (ii) it is (or is the successor of) Polska Telewizja Kablowa-Ryntronik S.A., a Polish joint stock company, or ProCable Sp.
        z o.o., a Polish limited liability company; or (iii) the Equity Subscriber Amount of such Polish Cable Company is at least 5% of the total Equity Subscriber Amount of all Polish Cable Companies in the aggregate.

1.21. The term "Preferred Stock" means, collectively, all of the issued and outstanding Shares of all classes of preferred stock of the Company as of the date hereof or any date hereafter.

1.22. The term "Qualified Person" means any person (a) who does not engage in any of the businesses of telephony, telecommunications, digital satellite broadcasting programming, or cable television in or to any city in Poland or the United Kingdom where the Company or any Subsidiary engages in that line of business, and (b) whose ownership of capital stock of the Company (or rights related thereto) would not be reasonably likely to result in (i) the loss of, or failure to obtain, a license, permit, certificate or deed or other regulatory approval or authorization of or for the Company or any Subsidiary material to the operations of the Company or any such Subsidiary, or
        (ii) the imposition of any condition, modification, or limitation on such certificate, license, permit, approval, authorization or reimbursement that would be materially adverse to the operations of the Company or any Subsidiary, and (c) to whom the transfer of Shares of the Company would not cause the Company to become a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

1.23.   The term "Shareholder" means the following persons:

        (i)     ECO, RMF, PIHLP, Steele, CACMT and AESOP; and

        (ii) any person who becomes a Shareholder pursuant to Section 7.1 hereof.

1.24. The term "Shares" means shares of any class of the issued and outstanding equity securities of the Company from time to time.

1.25. The term "Stake" for the purposes of Section 5 hereof shall mean all Shares in the aggregate owned by the Shareholders comprising the Chase Group or the ECO Group, as the case may be.

1.26. The term "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement entered into among ECO, World Cable Communications, Inc. and PIHLP on March 29, 1996.

1.27. The term "Subsidiary" shall mean each person, other than a natural person, in which the Company, at the time as of which such determination is being made, owns, directly or indirectly, any of the outstanding voting securities or equity interests.

1.28. The term "U.S. GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

1.29. The term "Voting Power" shall mean, with respect to the holder or holders of any Shares entitled to voting rights pursuant to the Certificate of Incorporation, the total number of votes represented by such Shares.

1.30.   Words indicating a gender include all genders.

1.31. The singular includes the plural and vice versa where the context permits or requires.

1.32. References to Sections, Paragraphs, Exhibits and Schedules are to sections and paragraphs of, and exhibits and schedules to, this Agreement, except where the context requires otherwise.

1.33. The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.34. References to any of the Shareholders (whether individually or collectively) shall be deemed to exclude any of the Shareholders which has transferred all of its Shares and no longer has any interest in any Shares except that this shall not apply to Sections 10 and 11 hereof.

1.35. References to the Certificate of Incorporation shall be construed to mean the Certificate of Incorporation of the Company as amended or restated from time to time.

1.36. With respect to actions to be taken by the Chase Group hereunder, any document signed, or action assented to, by the Chase Group Representative shall be binding on all persons forming part of the Chase Group. With respect to actions to be taken by the ECO Group hereunder, any document signed, or action assented to, by the ECO Group Representative shall be binding on all persons forming part of the ECO Group.

2.      THE BOARD OF DIRECTORS

2.1. Each of the Shareholders agrees to take all action necessary including, without limitation, the voting of his Shares, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies of the Board of Directors, the waiving of notice and the attending of meetings, so as to cause the number of members of the Board of Directors of the Company to be five (5) and to cause the Board of Directors to consist of the following:

        (i)     two (2) persons designated from time to time by the ECO Group;

        (ii)    two (2) persons designated from time to time by the Chase
                Group; and

        (iii)   The Chief Executive Officer of the Company.

        Each Shareholder also agrees to take all action necessary to remove forthwith any director when (and only when) such removal is requested for any reason with or without cause by the Group that designated such director and in the case of death, resignation or other removal as herein provided of such a director, to elect forthwith any director when (and only when) such removal is requested for any reason with or without cause by the Group that designated such director and in the case of death, resignation or other removal as herein provided of such a director, to elect forthwith another director designated by the same Group that designated the deceased, resigning or removed director.

        The Chairman of the Board of Directors shall be a director chosen by the Chase Group, and shall initially be David T. Chase.

2.2.    (i)     The Chief Executive Officer of the Company shall initially be
                Robert E. Fowler, III.

        (ii) The Chief Executive Officer of the Company shall be removed only by a vote of the Board of Directors in accordance with the Restated Certification of Incorporation. In the event of the resignation or removal of the Chief Executive Officer of the Company, a replacement who shall be acceptable to the ECO Group shall be designated by the Chase Group.

2.3. The provisions of Sections 2.1 and 2.2 of this Agreement shall terminate and cease to be in effect if a conveyance of voting rights is deemed to have occurred pursuant to Section 5.4 hereof, or if either Group holds no Shares.


3.      TRANSFER OR SALE OF SHARES

3.1. Prior to an Initial Public Offering, any Shareholder (other than Steele, CACMT or RMF) who is a member of a Group may transfer twenty-one percent (21%) and/or more of its Shares of Common Stock, and/or twenty-one percent (21%) or more of its Shares of any class of Preferred Stock, to a Qualified Person, but in accordance with the terms and conditions of this Section 3.1:

        (i) upon receipt of a bona fide third party offer ("Offer") from a Qualified Person to purchase twenty-one (21%) or more of the Shares of Common Stock owned by such Shareholder, and/or twenty-one percent (21%) or more of its Shares of any class of Preferred Stock owned by such Shareholder, the recipient of such offer (the "Initiating Shareholder") shall, if it desires to accept the offer, (a) procure an offer (to be included in the Offer) from said third party to purchase all of the outstanding Shares of Applicable Stock (as hereinafter defined) at the Applicable Price per Share and on the same terms as contained in the Offer, and (b) send a notice ("Initiating Notice") in accordance with the provisions of Section 13 to the members of the other Group (the "Responding Group") setting forth the price and other terms of such Offer and naming the proposed purchaser; and

        (ii) on the 60th calendar day (the "Response Date") following receipt of the Initiating Notice, the Responding Group shall have the right to purchase all of the Shares of Applicable Stock owned by the Initiating Shareholder at the Applicable Price per Share and on the terms set forth in the Offer. If, on the Response Date, the Responding Group does not purchase all the Shares of Applicable Stock owned by the Initiating Shareholder or notify the Initiating Shareholder on such date that the Responding Group will sell its Shares of Applicable Stock to the person who made the Offer, the Responding Group will be deemed to have consented to the sale of the Initiating Shareholder's Shares of Applicable Stock, and the Initiating Stockholder may thereupon sell such Shares to the person who made the Offer on the terms and conditions contained in the Offer. If the Responding Group notifies the Initiating Shareholder of its intention to sell its Shares of Applicable Stock, the person who made the Offer must, on or before the 15th day after the Response Date, purchase all Shares of Applicable Stock held by the Initiating Shareholder, all members of the Responding Group, and any other Shareholder who elects to sell.

        (iii) For the purposes of this Section 3.1., the term "Applicable Stock" shall mean:

                (a) with respect to an offer for Common Stock and/or Series B Preferred, the Common Stock and the Series B Preferred, and

                (b) with respect to an offer for any class of Preferred Stock other than Series B Preferred, all of the issued and outstanding Shares of all classes of Preferred Stock other than Series B Preferred.

        (iv) For the purposes of this Section 3.1., the term "Applicable Price" shall mean the price per Share contained in the Offer, except that for this purpose the Series B Preferred shall be priced or valued as if it had been converted into Common Stock as provided in the Certificate of Incorporation.

3.2.    Prior to an Initial Public Offering:

        (a) any Shareholder which is a member of a Group may transfer fewer than twenty-one (21%) of its Shares of Common Stock, and/or fewer than twenty-one percent (21%) of its Shares of any class of Preferred Stock,

        (b) Steele, if at the time of the proposed transfer Richard Steele is not an employee of the Company or any Subsidiary, may transfer all or any portion of its Shares, and

        (c) RMF may transfer all or any portion of his Shares, to a Qualified Person, but in accordance with the terms and conditions of this
Section 3.2. If a Shareholder wishes to make a sale of the kind described in subsection 3.2(a), 3.2(b) or 3.2(c) above (such Shareholder, regardless of whether 3.2(a), 3.2(b) or 3.2(c) applies, being referred to hereinafter as the "Minority Initiating Shareholder"):

(i) such Minority Initiating Shareholder shall send a notice ("Minority Initiating Notice") to the other members of the Minority Initiating Shareholder's Group announcing his intention to make such a sale and specifying the amount and class of Shares that he intends to sell (the "Shares For Sale"); and

(ii) after receipt of the Minority Initiating Notice, any one or more of the other members of the Minority Initiating Shareholder's Group may make an offer to purchase the Shares For Sale, and the Minority Initiating Shareholder shall negotiate with such other members of its Group. If the Minority Initiating Shareholder and one or more of such other members of its Group are able to reach agreement on the price and other terms of sale, the Minority Initiating Shareholder may sell the Shares For Sale to the member or members of its Group with whom it reaches such an agreement; and

(iii) if no sale of the Shares For Sale is consummated between the Minority Initiating Shareholder and any other members of his Group within 60 calendar days after the date of the Minority Initiating Notice, such Minority Initiating Shareholder shall send a notice ("Second Minority Initiating Notice") to the members of the other Group repeating his intention to make such a sale and repeating the amount and class of Shares that he intends to sell; and

(iv) after receipt of the Second Minority Initiating Notice, any one or more of the other members of the other Group may make an offer to purchase the Shares For Sale, and the Minority Initiating Shareholder shall negotiate with such other members of that Group. If the Minority Initiating Shareholder and one or more of such other members of that Group are able to reach agreement on the price and other terms of sale, the Minority Initiating Shareholder may sell the Shares For Sale to the member or members of that Group with whom it reaches such an agreement, and

(v) if no sale of the Shares For Sale is consummated between the Minority Initiating Shareholder and any members of the Group that is not his Group within 60 calendar days after the date of the Second Minority Initiating Notice, then the Minority Initiating Shareholder shall be free, for a period of 150 days after the expiration of such sixty-day period, to sell the Shares For Sale to any Qualified Person.

        For the avoidance of doubt, any Shareholder may elect to exercise its transfer rights under this Section 3.2 more than once, but, with respect to transfers described in Section 3.2(a), only to the extent that the aggregate amount of Shares that it seeks to sell under one or more transfers pursuant to this Section 3.2 does not exceed 50% of any class of the Shares which it holds on the date hereof; and, no attempt by a Shareholder to transfer any quantity of Shares that would bring the aggregate number of Shares transferred by such Shareholder to an amount equal to or greater than 50% of any class of the Shares which it holds on the date hereof is permitted by this Section 3.2. Notwithstanding anything in this Section 3.2 to the contrary, the Initiating Shareholder may, at any time after initiating the process under this Section 3.2, elect to terminate this process without proceeding further, and having initiated such process shall not be precluded from transferring his Shares to an Affiliate or to a member of such Initiating Shareholder's Group pursuant to Section 3.7 hereof.

3.3 Prior to an Initial Public Offering, each of the Other Shareholders may transfer any or all of its Shares to a Qualified Person in accordance with the terms and conditions of this Section 3.3.

        (i) if any of the Other Shareholders wishes to sell any or all of its Shares, such Shareholder shall send a notice ("the Other Shareholder Initiating Notice") to the members of the Chase Group announcing his intention to make such a sale and specifying the amount and class of Shares that such Other Shareholder intends to sell (the "Other Shareholder Shares For Sale"); and

        (ii) after receipt of the Other Shareholder Initiating Notice, any one or more of the other members of the Chase Group may make an offer to purchase the Other Shareholder Shares For Sale, and the Other Shareholder shall negotiate with such members of the Chase Group. If the Other Shareholder and one or more of the members of the Chase Group are able to reach agreement on the price and other terms of sale, then the Other Shareholder may sell the Other Shareholder Shares For Sale to the members of the Chase Group with whom it reaches such an agreement; and

        (iii) if no sale of the Other Shareholders Shares For Sale is consummated between the Other Shareholder and any member of the Chase Group within 60 calendar days after the date of the Other Shareholder Initiating Notice, the Other Shareholder shall send a notice ("the Other Shareholder Second Initiating Notice") to the members of the ECO Group repeating its intention to make such a sale and repeating the amount and class of Shares that the Other Shareholder intends to sell; and

        (iv) after receipt of the Other Shareholder Second Initiating Notice, any one or more of the other members of the ECO Group may make an offer to purchase the Other Shareholder Shares For Sale, and the Other Shareholder shall negotiate with such other members of the ECO Group. If the Other Shareholder and one or more of such other members of the ECO Group are able to reach agreement on the price and other terms of sale, the Other Shareholder may sell the Other Shareholder Shares For Sale to the members of the ECO Group with whom it reaches such an agreement; and

        (v) if no sale of the Other Shareholder Shares For Sale is consummated between the Other Shareholder and any members of the ECO Group within 60 calendar days after the date of the Other Shareholder Second Initiating Notice, then the Other Shareholder shall be free, for a period of 150 days after the expiration of such sixty-day period, to sell the Other Shareholder Shares For Sales to any Qualified Person.

3.4. For the purposes of this Agreement, each Shareholder agrees that AESOP shall not be deemed to be a member of either the Chase Group or the ECO Group, except as specifically provided in Section 3.6.

3.5. Notwithstanding any other provision in this Agreement to the contrary, prior to any Initial Public Offering, and as long as Richard Steele is an employee of the Company or of any Subsidiary, Steele shall be a member of the Chase Group but may not transfer its Shares pursuant to
        Section 3.2 hereof. Within 120 days after the first to occur of (i) an Initial Public Offering or (ii) the date that Richard Steele ceases to be an employee of any of the Company or any Subsidiary, Steele may make a one-time election to remain a member of the Chase Group, to be treated as an Other Shareholder, or, if and only if ECO consents, to become a member of the ECO Group. If Steele chooses to be treated as an Other Shareholder, then from the moment of that election Steele shall have the same rights, privileges and protections that the Other Shareholders enjoy under this Agreement, but shall no longer have all the rights, privileges and protection that members of the Chase Group enjoy under this Agreement.

3.6. Any Shareholder shall have the right at any time to pledge, hypothecate or encumber up to, but no more than, the Pledgeable Percentage (as hereinafter defined) of its Shares in the aggregate, and to maintain any pledge, hypothecation, or encumbrance subsisting on its Shares on the date hereof, but in each case only in accordance with the provisions of this Section 3.6.

        (i) No pledge, hypothecation, or encumbrance of any Shares shall be effected or maintained until each and every person receiving an interest of any kind in such Shares shall have executed and delivered to the Company and each of the Shareholders an agreement in the form of the Accession Agreement; and

(ii) No pledge, hypothecation, or encumbrance of any Shares shall be effected or maintained except in a bona fide transaction; and

(iii) No pledge, hypothecation, or encumbrance of any Shares shall be effected or maintained except under a written pledge agreement that provides that before any right to foreclose, to sell in lieu of foreclosure, or to exercise any similar or equivalent remedy may be exercised, the pledgee shall:

        (a) first obtain from a third party a commercially reasonable offer for the sale of the Shares (the "Redemption Offer");

        (b)     notify the members of both Groups of the Redemption Offer;

        (c) offer the pledgor's Group the opportunity to purchase the Shares at the amount of the Redemption Offer within 30 days of receipt of such offer;

        (d) if the members of the pledgor's Group refuse the pledgee's offer, then the pledgee shall offer the members of the other Group the opportunity to purchase the Shares at the amount of the Redemption Offer within 30 days of such offer; and

        (e) only if the members of neither Group accept the pledgee's offer shall the pledgee foreclose the pledge, sell the Shares in lieu of foreclosure, or exercise any similar or equivalent remedy.

(iv) For the purposes of Section 3.6(iii) only, in the case of a pledge, hypothecation, or encumbrance of any Other Stockholder's Shares only, such Other Stockholder shall be deemed to be a member of the Chase Group.

(v)     The "Pledgeable Percentage" shall mean:

        (a)     with respect to ECO, 21%;

        (b)     with respect to PIHLP, 21%;

        (c) with respect to Steele at any time when Richard Steele is an employee of the Company or any Subsidiary, 21%; and

        (d) with respect to all other Shareholders, and with respect to Steele at any time when Richard Steele is not an employee of the Company or any Subsidiary, 100%.

        (vi) Exempted from the requirements of this Section 3.6 are the following three pledges (the "Existing Pledges"):

                (a) the pledge of up to 3,983,000 Shares of Common Stock in the aggregate, pursuant to the terms of that certain Contribution Agreement that was entered into on or about March 29, 1996, among PIHLP, RMF, AESOP and Steele;

                (b) the pledge of all of the Shares of Steele, pursuant to the terms of that certain Pledge Agreement dated February 1, 1994, between The Steele Family Partnership, a Connecticut general partnership, and PIHLP; and

                (c) the pledge of 652,000 Shares of Common Stock of PIHLP, pursuant to the terms of that certain Pledge Agreement dated April 15, 1991, between PIHLP and
                        David T. Chase, as from time to time amended and/or restated.

3.7. Notwithstanding anything to the contrary contained in this Agreement, but subject to the requirements of Section 7 hereof:

        (i) any Shareholder shall have the right to transfer any Shares to any Affiliate of such Shareholder or a trust set up entirely for the benefit of an Affiliate, if such Shareholder is a member of the Chase Group, such Affiliate shall enter into the Chase Group Voting Agreement. If such transferring Shareholder is a member of the ECO Group, such Affiliate shall enter into a voting agreement or voting trust agreement pursuant to which such Affiliate's voting rights in the Shares acquired from the transferring Shareholder shall be held by Advent.

        (ii) any Shareholder shall have the right at any time to transfer its Shares to any other Shareholder within the same Group.

        (iii) ECO shall have the right to transfer any or all of its Shares at any time to any one or more of its limited partners, provided that such limited partner enters into a voting agreement or voting trust agreement pursuant to which such limited partner's voting rights in the Shares acquired from such transferring Shareholder shall be held by Advent.

        (iv) no Shareholder shall transfer any Shares at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of any transfer of any Shares under any such laws or a breach of any undertaking or agreement of such Shareholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder;

        (v) Advent, as the sole general partner of ECO, shall not permit the transfer of any partnership interests in ECO to any person other than either a Qualified Person, a person controlled by a Qualified Person, or a person that is a fund managed by Advent; and

        (vi) During the term of this Agreement, Advent shall at all times be the sole general partner of ECO and at all times funds managed by Advent shall own at least 51% of the partnership interests in ECO;

        (vii) any Shareholder may transfer Shares in connection with a registration of such Shares undertaken pursuant to that certain Registration Rights Agreement by and among the Shareholders.

4.      SALE OF THE COMPANY.

        In the event that either:

        (a) an offeror makes an irrevocable offer open for acceptance for not less than thirty days to acquire all of the Shares held by the Shareholders, and the offer is accepted by Shareholders holding sixty-five percent (65%) or more of the then issued and outstanding Voting Power,

        (b) an offeror makes an irrevocable offer open for acceptance for not less than thirty days to acquire all or substantially all of the assets of the Company, and the offer is accepted (subject to Shareholder approval) by the Board of Directors of the Company in accordance with the provisions of the Company's Certificate of Incorporation, then each Shareholder:

        (i) in the case of (a) above, undertakes to accept the offer within the thirty day period and to execute all such documents and to do all such other acts or things which are necessary to transfer his Shares to the offeror in accordance with the terms of the offer;

        (ii) in the case of (b) above, undertakes to take all steps necessary or desirable to cause the Company to accept the offer and to consummate the transactions proposed in the offer; and

        (iii) in either case, agrees that money damages would be an inadequate remedy for its breach of its obligations under this Section 4, and therefore consents to the entry of a decree of specific performance to remedy any such breach.

5.      BUY-SELL OPTION.

5.1. The Shareholders agree that the buy-sell provisions of this Section 5 shall be available in accordance with the provision of this Section 5.1 as follows:

        (i)     In the event that:

                (a) a matter set forth in Exhibit D hereof is submitted to the Board of Directors for approval and is not passed,

                (b) within 30 days thereafter a director from the Group that originally submitted the matter to the Board of Directors re-submits it to the Board of Directors for approval, and

                (c) after re-submission that matter is once again not passed,

                the Group whose director re-submitted the matter shall have the right to initiate the buy-sell option contained in this Section 5 during the thirty (30) day period following the second vote of the Board of Directors.

        (ii) If there shall not be a quorum at any two or more successive Board of Directors meetings for which notice was given to all directors in accordance with the By-Laws of the Company, the ECO Group (if at least one director chosen by it attended each such meeting) and/or the Chase Group (if at least two directors chosen by it attended each such meeting) shall be entitled to initiate the buy-sell option contained in this Section 5 for a period of 30 days following the date of the second and each subsequent meeting in the series.

        (iii) The holder of any series of preferred stock which the Company shall fail to redeem upon the Series B Redemption Date (as defined in the Certificate of Incorporation) or upon any date set by the Company for redemption pursuant to the optional redemption provisions of Article IV of the Certificate of Incorporation of the Company shall have the right to initiate the buy-sell option contained in this Section 5.

        (iv) If PCI shall refuse to accept, or shall waive its rights to receive payment of amounts due and payable to it by PIHLP pursuant to Article XVII of the Stock Purchase Agreement, or if PCI shall waive any of ECO's rights and remedies under Article XVII of the Stock Purchase Agreement, then the ECO Group shall have the right to initiate the buy-sell option contained in this Section 5.

        (v)     If the Company shall fail to comply with its obligations in
                Section 7.1 of the Stock Purchase Agreement and such failure continues for a period of 30 days after written notice thereof from ECO, then the ECO Group shall have the right to initiate the buy-sell option contained in this Section 5.

        (vi) If the ECO Group (or a director chosen by such Group) fails to comply with Section 8.2, the Chase Group may initiate the buy-sell option contained in this Section 5. If the Chase Group fails to comply with Section 8.2, the ECO Group may initiate the buy-sell option contained in this Section 5.

5.2. Upon the availability pursuant to any subsection of Section 5.1 to either or both of the Groups of the buy-sell provisions of this Section 5, then the Group or Groups having the right to initiate such buy-sell provisions shall have the right to make an offer (the "Buy-Sell Offer") pursuant to this Section 5. If both Groups are entitled to make the Buy-Sell Offer following the occurrence of one of the events specified in Section 5.1., the first such Group making the Buy-Sell Offer is referred to hereinafter as the "Offeror," and the other Group is referred to hereinafter as the "Offeree." The Buy-Sell Offer shall contain a valuation of all the outstanding capital stock of the Company (the "Valuation Amount") based on which the Offeror is willing to purchase the Offeree's Stake in the Company or, in the alternative and at the election of the Offeree, to sell its Stake in the Company to the Offeree. If the ECO Group shall be the Offeror, its offer must state whether it will convert the Series B Preferred into Common Stock. If the Chase Group shall be the Offeror, the ECO Group may at its option and in its sole discretion convert its shares of Series B Preferred into Common Stock prior to responding to such Buy-Sell Offer.

5.3. The Offeror shall initiate the Buy-Sell Offer by giving notice ("Buy-Sell Notice") to the Offeree. The Buy-Sell Notice shall state all of the following:

        (i) The Valuation Amount, together with a calculation of the purchase price for the Offeree's Stake and for the Offeror's Stake (with one calculation assuming that all of the then issued and outstanding Series B Preferred is converted into Common Stock, and one calculation assuming that none of the Series B Preferred is so converted); and

        (ii) The exact terms, other than the purchase price, on which the Offeror is willing to purchase the Stake owned by the Offeree, and on which the Offeror is willing to sell his Stake to the Offeree. Such purchase terms and sale terms in the Buy-Sell Notice shall be the exactly same terms.

5.4. The Buy-Sell Offer contained in the Buy-Sell Notice shall be irrevocable for a period of ninety (90) calendar days after delivery of the Buy-Sell Notice. The Offeree shall, on or before the 90th calendar day after receiving the Buy-Sell Notice, either accept the Buy-Sell Offer and agree to sell its Stake to the Offeror (in which case the Offeree is the "seller" and the Offeror is the "purchaser" for the purposes of the remaining provisions of this Section 5), or elect to purchase the Offeror's Stake (in which case the Offeree is the "purchaser" and the Offeror is the "seller" for the remaining provisions of this Section
        5), in either case upon the terms and conditions set forth in the Buy-Sell Notice. The election shall be effective upon the Offeror's receipt of a notice from the Offeree, pursuant to the terms of Section 13, specifying the Offeree's election. If the Offeree shall not have made an effective election to purchase the Offeror's Stake on or before the 90th day following the date of giving of the Buy-Sell
        Offer, the Offeree shall be deemed to have elected on the 90th day to become the seller of its Stake to the Offeror.

5.5. With respect to the Buy-Sell Offer, the price which the purchaser shall pay the seller for the seller's Stake shall be computed by: (i) subtracting from the Valuation Amount the Liquidation Preference (as described in the certificate of incorporation) of all of the outstanding Shares of Preferred Stock; (ii) multiplying the difference obtained in subsection (i) by the percentage of the issued and outstanding Common Stock owned by the seller; (iii) if the seller shall tender (or be deemed to have tendered) pledged, hypothecated, or encumbered Shares, subtracting the amount required to redeem or discharge any such pledge, hypothecation or encumbrance (provided that, in the event that the seller consists of more than one Shareholder, this distinction shall be borne by that or those Shareholder(s) who tender, or are deemed to have tendered, pledged, hypothecated, or encumbered Shares in proportion to the amount required to clear title with respect to each such Shareholder's Shares), and (iv) adding to the price an amount equal to the Liquidation Preference of all Shares of Preferred Stock owned by the seller. In calculating seller's Stake pursuant to this Section 5.5, the ECO Group's election pursuant to Section 5.2 with respect to conversion of Series B Preferred into Common shall be given effect.

5.6. The resulting sale and purchase of Shares shall take place upon the terms and conditions set forth in the Buy-Sell Notice. If the Offeree elects to become the buyer, the sale and purchase shall occur on or before the 120th day following the effective date of the Offeree's election; if the Offeree elects, or is deemed to have elected, to become the seller, the sale and purchase shall occur on or before the 90th day following the effective date (or deemed effective date) of the Offeree's election. At the closing of the sale and purchase, the Shareholder(s) selling his (their) Shares shall deliver to the purchasing Shareholder(s) such duly executed documents and instruments as the purchasing Shareholder(s) may reasonably request to vest in the purchasing Shareholder(s) all right, title and interest to the Shares being transferred free and clear of any liens and encumbrances.

5.7. The Shareholders agree that, in addition to all of the other requirements of this Section 5:

        (i) Upon making the Buy-Sell Offer, the Offeror shall place into an escrow account with an escrow agent reasonably acceptable to Offeree an amount equal to 10% of the price which, if it became the purchaser pursuant to Section 5.2, it would be required to pay to the Offeree calculated in accordance with Section 5.5. If the Offeree elects to become the purchaser pursuant to Section 5.2, the Offeror's cash shall immediately be released from escrow and returned to the Offeror (together with any interest accrued thereon), and the Offeree shall immediately place into an escrow account with an escrow agent reasonably acceptable to Offeror an amount equal to 10% of the price which it is required to pay to the Offeror calculated in accordance with Section 5.5.

        (ii) Furthermore, upon the making of the Buy-Sell Offer, each of the Offeror and the Offeree shall immediately deposit the certificates (other than pledged certificates not in its possession) representing its respective Shares into escrow, with an escrow agent reasonably acceptable to the other Party, on such terms as will (a) permit the purchaser to obtain the seller's Shares and certificates therefor upon closing of the purchase and sale called for by Section 5.6. (b) permit the purchaser to obtain its Shares immediately after the Offeree makes or is deemed to make an effective election pursuant to
                Section 5.4, and (c) permit both parties to obtain their respective Shares if the purchase and sale is excused or is not consummated.

        (iii)   In the event that the purchaser fails for any reason other than,
                (A) Force Majeure (as hereinafter defined) or (B) subsection (v) of this Section 5.7 to purchase the seller's Shares upon the terms and conditions of the Buy-Sell Notice within the time period set forth pursuant to Section 5.6, then (C) the escrowed funds referred to in subsection (i) above shall immediately become the property of the seller, and (D) the purchaser shall be deemed to have irrevocably conveyed to the seller the purchaser's voting rights with respect to all Shares owned by the purchaser with respect to all matters relating to the authorization of the sale of all or substantially all of the capital stock or assets of the Company, including without limitation the replacement of directors immediately upon receipt by the Company of an offer meeting the requirements of Section 4(b) (all such matters being referred to herein collectively as "Company Sale Matters"). In the event that an event of Force Majeure prevents the purchaser from purchasing the seller's Shares upon the terms and conditions of the Buy-Sell Notice within the time period set forth pursuant to Section 5.6, then any period of delay caused by such Force

                Majeure shall be added to the time period set forth pursuant to
                Section 5.6.

       (iv) In furtherance and not in limitation of the provisions of subsection (iii) above, the Parties agree that if the purchaser shall be deemed to have irrevocably conveyed its voting rights, then the purchaser shall thereafter vote its shares on all Company Sale Matters exclusively as directed by the Seller, and the purchaser shall immediately execute and deliver to seller an irrevocable proxy, coupled with an interest, entitled as such, in favor of the seller, authorizing the seller to vote all of the purchaser's Shares in all Company Sale Matters; the Parties intend for this proxy to be irrevocable and votable for a period of time longer than three years pursuant to the provisions of Section 215(b) of the General Corporation Law of the State of Delaware, and the proxy delivered pursuant to this sub-section (iv) shall so state.

        (v) Notwithstanding any provision in this Agreement to the contrary, the purchaser shall be excused from its obligation to purchase the seller's Shares under this Section 5 in the event that there is a decrease of ten percent (10%) or more in the fair market value of the Company between the date that the Buy-Sell Notice is given and the date by which purchase and sale is due to occur pursuant to Section 5.6, or in the event that, due to Force Majeure, the purchase and sale is postponed 30 days or more beyond the time set forth in Section 5.6., or in the event that seller fails to comply with its obligations under the last sentence of Section 5.6.

55.8.    (i)    For the purposes of this Section 5, members of the Chase Group shall be deemed to be one entity, which entity shall act in concert and under the direction of the Chase Group
                Representative, including for the purpose of initiating, responding to, and performing any Buy-Sell Offer. For the purposes of this Section 5, members of the ECO Group shall be deemed to be one entity, which entity shall act in concert and under the direction of the ECO Group Representative, including for the purpose of initiating, responding to, and performing any Buy-Sell Offer.

       (ii) In the event that the members of either Group do not elect unanimously to perform any action or decision allowed or required by this Section 5, each such member shall be bound by the action of its Group representative, and the other Group is entitled to rely upon the Group representative's action as binding upon each member of the other Group;

        (iii) Each Group agrees that money damages would be an inadequate remedy for its breach of its obligations under this Section 5, and therefore consents to the entry of a decree of specific performance to remedy any such breach.

5.9     For the purposes of this Section 5, "Force Majeure" means:

        (i) any governmental prohibition against the purchase and sale or any inability to secure or any failure of a governmental agency to supply a necessary approval for the purchase and sale;

        (ii) any closing of or extraordinary cessation or curtailment of trading on the London Stock Exchange or the New York Stock Exchange on a day when such exchange would otherwise ordinarily be open for trading; and

        (iii)   any banking moratorium declared by the Federal Reserve Board.

6.      AUCTION OF COMPANY

        The Shareholders agree that on or about March 29, 2001, they shall cause the Company to employ the services of an investment bank to evaluate alternatives, including, without limitation, the sale, refinancing, or public offering for maximizing the value of the Common Stock of the Company and to report to the Board of Directors of the Company thereupon. If the investment bank's report is not presented to the Board of Directors by March 29, 2002, or if the Board of Directors does not by a vote of at least four (4) directors adopt a plan for maximizing the value of the Common Stock in response to such report by March 29, 2002, then the Shareholders shall cause the Company to employ the services of an investment bank to secure a purchaser for the Company. The investment banks to be chosen to undertake the tasks referred to in this Section 6 shall be selected from the following list:
        (i) Goldman, Sachs & Co.; (ii) Morgan Stanley & Co.; (iii) Merrill Lynch & Co., Inc.; (iv) CS First Boston Inc.; and (v) Donaldson, Lufkin and Jenrette, Inc.

7.      TRANSFERS/ACCESSION AGREEMENT

7.1 The Shareholders agree that no Shareholder shall transfer any Shares except in accordance with Section 3, Section 4 or Section 5 of this Agreement, and that in addition to any requirements elsewhere contained in this Agreement no Shareholder shall transfer any of its Shares to any person which is not a party to this Agreement unless the transferee is a Qualified Person and shall prior to such transfer have entered into an Accession Agreement, provided, however, that nothing in this sentence shall be construed to prohibit the maintenance of the Existing Pledges. On receipt of such Accession Agreement by the Company and upon completion of the transfer the transferee shall be deemed for all purposes of this Agreement to be a Shareholder and to have the benefits and obligations of all covenants and undertakings of a Shareholder contained herein; provided however, that such transferee shall not have the benefits and obligations of the transferor Shareholder who is a member of a Group unless that transferee is otherwise a member of such Group. The term "transfer" as used in this Agreement shall include a sale, gift, mortgage, pledge, exchange, assignment or other disposition, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance.

7.2. The Shareholders agree that they shall cause the Company not to issue any shares of capital stock, or options or warrants to acquire capital stock, or securities convertible into capital stock, to a person who has not executed and delivered an Accession Agreement and thereby agreed to become a Shareholder for the purposes of this Agreement, provided, however, that the Company may issue such Shares as may be required to honor any options for Shares that are issued by the Company in exchange for PCI common stock options that are outstanding on the date hereof.

7.3. Notwithstanding any provisions of Section 3 to the contrary no transfer of any Shares pursuant to Section 3 shall take place from the date of any Buy-Sell Notice through the date on which the sale and purchase of Shares pursuant to that Buy-Sell Notice is consummated, or the date on which such sale and purchase is excused, whichever first occurs.

8.      DRAG-DOWN OF RIGHTS

8.1. Each of the Shareholders agrees to take all action necessary or desirable, including without limitation the voting of its Shares, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies of the Board of Directors, the waiving of notice and the attending of meetings, so as to cause the Company to cause there to be only two directors of PCI (unless such number of directors would cause PCI to breach the provisions of that certain Indenture to the State Street Bank and Trust Company dated as of October 31, 1996), one of whom shall be chosen by the ECO Group and one of whom shall be chosen by the Chase Group, and two managing directors ("direkteuren") of PCBV, one of whom shall be chosen by the ECO Group and the other of whom shall be chosen by the Chase Group, and to amend the constituent documents of PCI and PCBV, as the case may be, to require that the signatures of both managing directors shall be required in order to bind PCI or PCBV. The provisions of this Section 8 shall also apply mutatis mutandis to any companies or entities created after the date of this Agreement.

8.2. Each of the Shareholders agrees to take all action necessary or desirable, including without limitation the voting of its Shares, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies of the Board of Directors, the waiving of notice and the attending of meetings, so as to cause the Company, PCI and/or PCBV (as the context may require) to exercise all of their rights with respect to each Polish Cable Company, whether as direct or indirect equity holder or as a holder of debt, to cause each such Polish Cable Company (i) to amend, within 90 days of the date of this Agreement, its Articles of Association or Statutes (as the case may be), so that such Articles or Statutes contain provisions substantially in the form set out in Exhibit C; (ii) to ensure that initially Richard Steele, and at all times thereafter the person then holding the position of Chief Executive Officer of the Company, be appointed Chairman of each of the Polish Cable Companies; (iii) to ensure that each of the Polish Cable Companies shall, prior to taking any of the actions set forth in Exhibit B, give notice of the proposed action, specifying reasonable details of the proposed action, to each of its shareholders; and (iv) to amend, within 90 days of the date of this Agreement, its Articles of Association or Statutes (as the case may be) so that they include provisions which substantially provide that no Polish Cable Company shall be able to take any of the actions listed on Exhibit B without the prior consent of its shareholders. The Shareholders in the ECO Group and the Chase Group agree that as soon as practicable they shall review the mechanisms available to them to exercise their Shareholder rights in the Polish Cable Companies. With respect to the amendments of the Articles of Association and the Statutes called for by this Section 8.2, if any such amendment shall present a conflict with an existing agreement of a particular Polish Cable Company, that Polish Cable Company will seek a waiver of the conflict, and if the waiver is not granted, the Polish Cable Company shall not be required to make the amendment that presents the conflict.

9.      FUTURE COVENANTS

9.1. Each of the Shareholders shall use its reasonable efforts to cause the Company to, and to cause PCBV to, cause the Material Polish Cable Companies to:

        (i) Unless it is not, under the exercise of prudent business judgment, in the best interest of a particular Material Polish Cable Company to do so, to obtain all licenses, permits, certificates and renewals thereof which are necessary to conduct the business of the Material Polish Cable Companies in accordance with all applicable laws, including but not limited to any such licenses, permits and certificates and renewals thereof that have lapsed, expired or been refused for issuance and any such licenses, permits and certificates granted by PAR. In addition, unless it is not, under the exercise of prudent business judgment, in the best interest of a particular Material Polish Cable Company to do so, the Company shall cause the Material Polish Cable Companies to file all applications for such licenses, permits and certificates and renewals thereof reasonably in advance of the date on which such applications are required by law to be filed.

9.2.    The Company shall furnish each of the following documents:

        (i) Within 60 days after the end of each of the first three fiscal quarters in each fiscal year, (i) the Company's unaudited consolidated financial statements, with consolidating schedules, for such fiscal quarter, certified by its principal financial officer, prepared in accordance with U.S. GAAP (except as otherwise noted in the accompanying footnotes) and (ii) a report listing the number of cable television subscribers and subscribers to its digital satellite direct-to-home ("DTH") service of all Subsidiaries engaged in the business of providing DTH services and of the Material Polish Cable Companies as of the end of such fiscal quarter, shall be furnished to all Shareholders;

        (ii) Within 45 days following the end of each month, management reports for each Material Polish Cable Company and for each Subsidiary engaged in the business of providing DTH services shall be furnished to the ECO Group and the Chase Group; and

        (iii) Within 120 days after the end of each fiscal year, (i) the Company's audited consolidated financial statements, with consolidating schedules, covering such fiscal year, certified by a firm of independent auditors as having been prepared in accordance with U.S. GAAP and (ii) a report listing the number of cable television subscribers of the Material Polish Cable Companies and the number of cable television subscribers and subscribers to its digital satellite DTH service of all Subsidiaries engaged in the business of providing DTH services as of the end of such fiscal year, shall be furnished to all Shareholders.

9.3. The ECO Group Representative or his duly authorized agents shall be entitled during normal business hours, upon reasonable notice, to inspect all records, documents and papers belonging to the Company or any of the Subsidiaries or relating to the subject matter of this Agreement. The Chase Group Representative or his duly authorized agents shall be entitled during normal business hours, upon reasonable notice, to inspect all records, documents and papers belonging to the Company or any of the Subsidiaries or relating to the subject matter of this Agreement.

9.4. Upon the occurrence of a change in the Polish regulations governing the foreign ownership of applicable permits, each of the Shareholders shall use its reasonable efforts to cause the Company to, and to cause PCI, PCBV and the Polish Cable Companies to, convert all minority interests in entities in which it or they own less than 50% into the maximum percentage ownership allowable by law (subject to the contractual rights of any other owners of such entities). To the extent that new entities are formed for the purpose of conducting telephony, telecommunications, cable television, or programming in Poland, and the Company, PCI, PCBV and the Polish Cable Companies own, in the aggregate, more than zero and less than 100% of any such subsidiary, the Shareholders shall use reasonable efforts to cause the Company, PCI, PCBV or the Polish Cable Companies, as the case may be, to convert their minority interest into the maximum percentage ownership allowable by law (subject to the contractual rights of any other owners of such entities) upon the occurrence of a change in the Polish regulations governing the foreign ownership of PAR permits granted after July 7, 1995. However, the Shareholders shall not be required to cause the Company, PCI, PCBV and/or the Polish Cable Companies to convert any minority ownership interest into a majority ownership interest if, under the exercise of prudent business judgment, such conversion would lead to the revocation of any PAR permits held by such entities.

10.     COVENANT NOT TO COMPETE

10.1. Each Shareholder covenants to the Company and to each of the other Shareholders not to, nor to permit or suffer any Covered Person (as hereinafter defined) to, engage, directly or indirectly, as a proprietor, stockholder, partner, employee, independent contractor or otherwise in a Prohibited Competing Business (as hereinafter defined) at all, and not to engage, directly or indirectly, as a proprietor, stockholder, partner, employee, independent contractor or otherwise in a Permissible Competing Business (as hereinafter defined), and Advent covenants to all Shareholders and the Company not to permit or suffer any Covered Person to directly manage any Prohibited or Permissible Competing Business, all except as otherwise provided in Section 10.5.

10.2.   (i)     For the purposes of this Section 10 only, the term "Prohibited
                Competing Business" means

                (a)     providing cable television services anywhere in Poland;

                (b) providing programming in a city in Poland where a Polish Cable Company provides programming; and

                (c) providing local-loop telephony in a city in Poland where a Polish Cable Company provides telephony.

                provided, however, that any business otherwise falling within the scope of subsections (b), (c), or (d) shall not be a Prohibited Competing Business if a Shareholder or Covered Person is already engaging in a Permissible Competing Business at the time such business is first begun by a Polish Cable Company.

        (ii) For the purposes of this Section 10 only, the term "Permissible Competing Business" means

                (a) providing programming in a city in Poland other than one where a Polish Cable Company, at the time that the applicable offer referred to in Section 10.5 is first delivered, provides programming;

                (b) providing local-loop telephony in a city in Poland other than one where a Polish Cable Company, at the time that the applicable offer referred to in Section 10.5 is first delivered, provides telephony; and

                (c) with respect to Roger M. Freedman and his Affiliates only the term "Permissible Competing Business" also means RMF Cable Programming, as hereinafter defined.

10.3. The covenants not to compete in Section 10.1 shall terminate on the first of the following to occur; (i) seven (7) years from the date hereof, and (ii) upon the sale of substantially all of the capital stock or assets of the Company to a third-party purchaser or purchasers.

10.4. Any Shareholder who ceases to own Shares shall be released from its obligations under the covenants not to compete in Section 10.1 on the earlier of (i) the date that is two years after that Shareholder ceases to own Shares (provided that such Shareholder shall not during such two-year period have acquired any Shares), and (ii) the date that the covenants not to compete terminate in accordance with Section 10.3.

10.5. If a Covered Person wishes to engage in a Permissible Competing Business, it may do so provided that the party shall have (i) negotiated with any necessary third parties terms and conditions upon which such party shall engage in a Permissible Competing Business, (ii) offered the opportunity to engage in such Permissible Competing Business to the Company on materially the same terms and conditions negotiated with the various third parties and (iii) the Company shall have refused to engage in such Permissible Competing Business. The Shareholders shall cause the Company to hold a meeting of its Board of Directors within 30 days of the offer being made to the Company. No director chosen by a Group whose Covered Person wishes to engage in a Permissible Competing Business shall be entitled to vote on such a matter.

10.6. For the purposes of this Section 10, the term "Covered Person" shall have the meanings as given in this Section 10.6

        (i) With respect to ECO, "Covered Person" means funds in which Advent is the general partner (but, for the avoidance of doubt, does not include the limited partners of such funds); and

        (ii) With respect to any other Shareholder, "Covered Person" means that Shareholder, that Shareholder's Affiliates, and officers and directors of such Shareholder.

        (iii) With respect to Advent, "Covered Person" means Advent and any officer or director of Advent.

10.7. Sections 10.1 and 10.5 shall not apply to conduct by RMF and RMF's affiliates of the RMF Business and RMF Promotions and Programming, as hereinafter defined, provided, however, that Sections 10.1 and 10.5 do apply to RMF Cable Programming. The definitions referred to in Section 10.2(ii) and in this Section 10.7 are as follows:

        (i) The term "RMF Business" means conducting the businesses of researching, building, constructing, developing, owning, manufacturing, distributing, operating or promoting (i) physical fitness health centers and other recreational, athletic and sports facilities of all types; (ii) family entertainment and fun centers, nightclubs and other entertainment centers, including without limitation, arcades, video games, bowling and recreational activities of all types; and (iii) various hard goods, dry goods and food products of all kinds, including without limitation, health food, clothing products and fitness, bowling and other sport and recreational equipment.

        (ii) The term "RMF Promotions and Programming" means the production, directing, distribution, publishing, and broadcasting by RMF in all types of communications media of advertisements, commercials, promotions and programming relating to the RMF Business and the activities associated with the RMF Business.

        (iii) The term "RMF Cable Programming" shall mean the transmission, delivery, provision, or furnishing anywhere in or into Poland, directly or indirectly, by any medium other than terrestrial broadcast transmission, of television programming developed or produced by RMF or any of RMF's Affiliates. For the avoidance of doubt, the term "television programming" as used in the previous sentence does not include video cassettes or short advertisements, but does include the rebroadcast of such video cassettes and does include infomercials.

 10.8. Each party to this covenant not to compete acknowledges that the breach of the obligations contained in this Section 10 would result in substantial but indeterminable harm, that the restraints imposed are reasonable, that there is no adequate remedy at law for a breach of such obligations, and therefore, that injunctive relief, specific performance or other equitable remedies are appropriate to enforce the obligations undertaken in this Section 10. Nothing in this Section 10 shall operate as a waiver of any party to seek monetary damages from the breaching party to the extent that the same are quantifiable and recoverable.

11.     CONFIDENTIALITY

11.1. Each Shareholder undertakes to the others that, subject to Section 11.2, he will keep secret and confidential, and shall not disclose to any person, any information obtained by him concerning the Company, the Subsidiaries or the Shareholders which is of a confidential nature.

11.2. For the purpose of this Section 11, the following information shall be deemed, without limitation, to be of a confidential nature:

        (i) all financial information of the Company, any Subsidiary or Shareholder, including, without limitation all information provided pursuant to Section 9.2 hereof;

        (ii) the marketing and sales strategy of the Company, any Subsidiary or Shareholder;

        (iii) the terms of any agreements entered into between the Company, any Subsidiary or Shareholder and/or a third party which would normally be regarded as confidential;

        (iv) all unpublished technical information relating to the products of the Company, any Subsidiary or Shareholder; and

        (v) all other information relating to the Company, any Subsidiary or Shareholder which would normally be regarded as confidential to some or all of them; but no Shareholder shall be required to treat as confidential any information which legally enters the public domain, or is legally obtained by that Shareholder otherwise than from another party.

11.3.   Section 11 shall not prevent the disclosure of information:

        (i)     as otherwise expressly provided by this Agreement;

        (ii)    as ordered by a court of competent jurisdiction;

        (iii) by any Shareholder in providing its own investors, potential investors, pledgees, or potential pledgees with financial information and periodic management statements, with attendant management commentary regarding the performance of its investments, provided, however, that such investor, potential investor, pledgee, or potential pledgee has entered into obligations of confidentiality, enforceable by the Company and the other Shareholders, identical to those contained herein, provided, however, that no Shareholder shall provide information other than quarterly summary financial data and a management letter to any of its investors who the Shareholder knows is engaging, directly or indirectly, in a Permissible Competing Business or a Prohibited Competing Business;

        (iv) to any adviser to the Company, any of the Subsidiaries, or any of the Shareholders;

        (v) by any Shareholder to a Qualified Person who is a potential purchaser of all or any of its Shares, which potential purchaser has entered into obligations of confidentiality, to be enforced by such Shareholder, identical to those contained herein;

        (vi)    as required in connection with an Initial Public Offering; and

        (vii) to any person in any circumstances approved by the Board of Directors of the Company or the Shareholders in accordance with Certificate of Incorporation and By-Laws of the Company.

12.     LEGEND ON STOCK CERTIFICATE.

        The certificates representing the Shares shall bear legends on their face, or on the reverse thereof with a reference thereto on the face, as follows:

                "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and therefore cannot be sold, transferred, pledged, hypothecated or assigned unless they are registered under the Securities Act of 1933, as amended,and under all applicable state securities laws, or unless an exemption therefrom is available.

                The securities represented by this certificate may not be sold, transferred, pledged, hypothecated, encumbered or assigned unless such sale transfer, pledge, hypothecation, encumbrance or assignment complies with the terms and conditions set forth in that certain Shareholders' Agreement dated June __, 1997, (the "Shareholders' Agreement") a copy of each which is on file with the Secretary of the Company and which will be furnished by the Company to the holder hereof upon written request and without charge.

                The securities represented by this certificate are issued pursuant to the provisions of the Shareholders' Agreement, which provides that certain actions of the Board of Directors of the Company shall require a supermajority vote of the members of the Board of Directors of the

        Company, a copy of which Shareholders' Agreement is on file with the Secretary of the Company and which will be furnished by the Company to the holder hereof upon written request and without charge."

13.     NOTICES

13.1. All notices required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder (including without limitation notices of directors meetings to such persons whose names appear in this Section 13.1) shall be in writing and delivered personally or sent by express delivery, or (except as to notice pursuant to subsection (i) below) by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

        (i) As to the ECO Group, addressed to: ECO Holdings III Limited Partnership, c/o Ms. Janet Hennessey, Advent International Corp., 101 Federal Street, Boston, MA 02110, fax: (617) 951-0571; with a copy thereof addressed to Mr. Scott Lanphere, ECO Holdings III Limited Partnership, c/o Advent International Plc, 123 Buckingham Palace Road, London SW1W 9Sl, fax: (44-171) 333-0801; or to such other address or addresses and to the attention of such other person or persons as the Chase Group may from time to time designate in writing to the Chase Group, the Company and AESOP.

        (ii) As to the Cash Group, addressed to: @ Entertainment, Inc., One Commercial Plaza, Hartford Connecticut 06103; facsimile: (860) 293-4297, Attention: Cheryl Chase; with a copy thereof to Steele as provided below; or to such other address or addresses and to the attention of such other person or persons as the Chase Group may from time to time designate in writing to the ECO Group, the Company and AESOP.

        (iii) As to the Company, addressed to: @ Entertainment, Inc., One Commercial Plaza, Hartford Connecticut 06103; facsimile: (860) 293-4297, Attention: Cheryl Chase; with a copy thereof addressed to Baker & McKenzie, 815 Connecticut Avenue, N.W., Washington, D.C. 20006-4078; facsimile: (202) 452-7074, Attention: Marc R.
                Paul, Esq., or to such other address or addresses and to the attention of such other person or persons as the Company may from time to time designate in writing to the ECO Group, the Chase Group and AESOP.

        (iv) As to AESOP, addressed to: The AESOP Fund, L.P. c/o Capital Investors, Inc., 1215 19th Street, N.W., Washington, D.C. 20036; facsimile: (202) 467-4426, Attention: Harry Huge; with a copy thereof addressed to The

                AESOP Fund, L.P., 1119 Financial Center Building, Seattle, Washington 98161; facsimile: (206) 292-8075, Attention:
                Duff Kennedy.

        (v) As to Steele, addressed to: Steele LLC, 19 Warren Terrace, Longmeadow, Massachusetts 01106; facsimile: (413) 567-5160,
                Attention: Richard B. Steele, Managing Member, with a copy thereof addressed to Bergman Horowitz & Reynolds, Connecticut Financial Center, New Haven, Connecticut 06502-0426; facsimile
                (860) 785-8127, Attention: James B. Brockway, Esq.

14.     SEVERABILITY

        The invalidity or unenforceability of any term of or any right arising pursuant to this Agreement shall not in any way affect the remaining terms or rights.

15.     TERMINATION

        Subject as provided herein, this Agreement shall enter into effect as of the date hereof and shall remain in full force and effect until the earliest of the following events:

        (i) the date on which Shareholders holding in aggregate not less than 65% of all the total Voting Power held by all Shareholders in the aggregate agree to terminate this Agreement;

        (ii)    an Initial Public Offering; or

        (iii)   the date on which no Shareholder is the holder of any Shares.

        Termination shall be without prejudice to any rights accrued prior to the date of the termination, and shall not affect the obligations of the Shareholders under Sections 10 and 11.

16.     NO PARTNERSHIP

        Nothing in this Agreement shall constitute or be deemed to constitute a partnership between all or any of the Shareholders, and except as otherwise expressly provided in this Agreement none of them shall have authority to bind the other in any way.

17.     WAIVER

        No failure to exercise and no delay in exercising on the part of any of the Shareholders of any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive.

18.     GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.


19.     ENTIRE AGREEMENT; AMENDMENT

19.1. This Agreement and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and oral or written agreements, commitments or understandings with respect to such matter, provided however that nothing in this Agreement shall be deemed to supersede or amend, or to aid in the interpretation of, the Stock Purchase Agreement.

19.2. No amendment, modification or waiver of any provision of this Agreement shall be valid or binding unless set forth in writing and duly executed by Shareholder holding at least sixty-five percent (65%) of the then issued and outstanding Voting Power, provided, however, that (i) any amendment, modification or waiver of any provision of this Agreement that increases the obligations hereunder of any Shareholder in any material respect shall also be executed by such adversely affected Shareholder, (ii) any amendment or modification of Section 3.3 or 3.6 shall also be executed by the Other Shareholders, and (iii) any amendment, modification or waiver of Section 3.5 shall also be executed by Steele.

19.3. Each party hereto who is or was a party to that certain Shareholders' Agreement dated as of June 27, 1991 represents and warrants that, as to such party, all the terms, conditions and provisions of such agreement are hereby superseded and that no rights or obligations arising under such agreements shall survive the execution of this Agreement.

20.     CHOICE OF FORUM; VENUE; SERVICE OF PROCESS; ATTORNEY'S FEES

        Any claim, suit, action, or proceeding among any or all of the parties hereto relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, shall be commenced and maintained exclusively in the United States District Court for the District of Delaware, or, if such Court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in the State of Delaware. The parties hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. The parties further agree that, unless otherwise
        required by law, venue shall be exclusively in [          ] County in
        the State of New York. The parties irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in the State of Delaware has been brought in an inconvenient forum. The parties irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses given in Section 13 hereof; and further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service in such manner and at such addresses is not authorized by the local or procedural laws of the State of Delaware. The parties agree that the prevailing party's legal fees, costs and all expenses arising in connection with any litigation under this Agreement, any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, shall be paid by the non-prevailing party.

21.     EFFECTIVE AS TO LESS THAN ALL PARTIES

        This Agreement shall be effective as to all parties other than AESOP as soon as all such other parties have signed it, and with respect to AESOP's rights and obligations it shall be effective as soon as all parties including AESOP have signed it.

                         [Signatures on following page]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                @ ENTERTAINMENT, INC.,
                                a Delaware corporation

                                By:    /s/ Robert E. Fowler, III
                                       ---------------------------------
                                Name:  Robert E. Fowler
                                Title: Chief Executive Officer


                                POLISH INVESTMENTS HOLDING L.P.,
                                a Delaware limited partnership

                                By:    CHASE POLISH ENTERPRISES, INC.,
                                       a Delaware corporation

                                        MANAGING GENERAL PARTNER

                                By:    /s/ Cheryl A. Chase
                                       -----------------------------------
                                Name:  Cheryl A. Chase
                                Title: Executive Vice President


                                ECO HOLDINGS III LIMITED PARTNERSHIP

                                By:    Advent ECO III L.L.C., general partner

                                By:    Global Private Equity II Limited
                                       Partnership, member

                                By: Advent International Limited Partnership, general partner

                                By:    Advent International Corporation,
                                       general partner

                                By:    /s/ Janet L. Hennessy
                                       ------------------------------------
                                       Janet L. Hennessy
                                       Vice President

                            THE AESOP FUND, L.P.,
                            a Delaware limited partnership

                            By:    Capital Investors, G.P.
                                   __________________________________
                            a General Partner
                              _______________________

                                     MANAGING GENERAL PARTNER


                            By:    /s/ Duff Kennedy
                                   __________________________________
                            Name:  Duff Kennedy
                            Title: Chairman


                            /s/ Roger M. Freedman
                            _________________________________________
                            Roger M. Freedman


                            STEELE LLC, a Connecticut limited liability company

                            By:    /s/ Richard Steele
                                   __________________________________
                            Name:  Richard Steele
                            Title: Managing Member


                            THE CHERYL ANNE CHASE MARITAL TRUST, a
                            Connecticut trust

                            By:    /s/ Cheryl A. Chase
                                   __________________________________
                            Name:  Cheryl A. Chase
                            Title: Trustee, and not individually or in any
                                   other capacity

                            By:    /s/ Kenneth Musen
                                   __________________________________
                            Name:  Kenneth Musen
                            Title: Trustee, and not individually or in any
                                   other capacity

                                   EXHIBIT A
                                   ---------
                              ACCESSION AGREEMENT
                              -------------------

Date: _________________


        This Accession Agreement made between [NAME OF ENTITY] (the "Acceding Party"), a [FORM OF ENTITY] organized under the laws of [JURISDICTION], @ Entertainment, Inc. ("the Company"), a Delaware corporation, and the undersigned Shareholders (as that term is defined in that certain Shareholders' Agreement dated as of June 22, 1997, by and among the Company and the Shareholders (the "Shareholders' Agreement"), a copy of which is attached hereto and initialed by the Acceding Party),


                                  WITNESSETH:

        WHEREAS, the Acceding Party intends to become a shareholder of the Company and intends to take on the benefits and obligations of a Shareholder as and to the extent explicitly provided for in the Shareholder Agreement, a copy of which is attached hereto and has been initialled by the Acceding Party;

        NOW, THEREFORE, the Acceding Party, intending to be legally bound, hereby agrees with the Company and each of the Shareholders to comply with and to be bound by all of the provisions of the Shareholders' Agreement in all respects as if the Acceding Party were a party to such Shareholders' Agreement and were named therein as a Shareholder. Notice to the Acceding Party shall be given to the following address and facsimile number: _________________________
______________________________________________________________________________.

        IN WITNESS WHEREOF, the parties have caused this Accession Agreement to be executed as of the day and year first above WRITTEN.


                                        @ ENTERTAINMENT, INC.,
                                        a Delaware corporation


                                        BY: _________________________________
                                              Name:  ________________________
                                              Title: ________________________


                    [Signature blocks for all Shareholders]

                                   EXHIBIT B
                                   ---------

A. Any action to effect a fundamental change in the business of the Subsidiary. For the purposes of this Section, the term "business" shall mean cable television, programming, telecommunications and telephony in the geographic territories which as of March 1, 1996 were within the boundaries of Poland;

B.      [Intentionally Omitted.]

C. The expenditure during any fiscal year of the Subsidiary, whether by purchase, lease or otherwise, for securities, other capital assets or in connection with entering into any joint venture, partnership or consortium arrangement, of an amount in excess of $500,000 in the aggregate for all such expenditures;

D. A merger or other business combination or the sale, lease, transfer or other disposition of all or any material portion of the assets of the Subsidiary, whether by a single transaction or a series of related transactions. For purposes of this subsection, any portion of the assets of the Subsidiary accounting for 15% or more of the asset value of the Subsidiary shall be deemed to be material;

E. The creation of an encumbrance on any asset of the Subsidiary or on any of the capital stock of any Subsidiary which would exceed U.S. $100,000. For the purpose of this subsection, the term "encumbrance" shall mean any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third party interest of whatever nature over or in the relevant property;

F.      [Intentionally omitted.]

G. The issuance by the Subsidiary of third party debt in the aggregate exceeding U.S. $100,000;

H.      The issuance by the Subsidiary of any capital stock;

I. The declaration of dividends or other distributions on outstanding capital stock of the Subsidiary;

J.      [Intentionally omitted.]

K.      The dissolution or liquidation of the Subsidiary;

L.      Amending the Statutes or Articles of Association of the Subsidiary;

M. The giving of any guarantee or indemnity in an amount in excess of U.S. $100,000 in the aggregate;

N.      [Intentionally omitted.]

O.      [Intentionally omitted.]

P. the changing of the auditors, the fiscal year end date or the registered office of the Subsidiary;

Q. commencing, prosecuting, settling or compromising any claims, tax matters, debts and/or legal actions involving more than U.S. $250,000 in the aggregate per fiscal year;

R.      [Intentionally omitted.]

S. the taking of any steps to have the Subsidiary wound up, or voluntarily taking advantage of any provisions of any applicable bankruptcy or insolvency laws.

                                   EXHIBIT C
                                   ---------

A. In Polish Cable Companies in which either the Company or a Company-controlled entity has a majority of the capital stock, the Company, PCI, or PCBV, the case may be, shall cause the statute to be amended to provide that:

        MANAGEMENT BOARD
        ----------------
        1. Each Member of the Management Board shall serve for a two (2) year term.

        2. The authority to make statements and to sign on behalf of the Company, is exercisable by the Chairman of the Management Board acting individually or one member of the Management Board acting together with the Chairman.

B. In Polish Cable Companies in which neither the Company nor any Company-controlled entity has a majority of the capital stock, the Company, PCI, or PCBV shall use its best efforts to cause the companies to adopt the following clause with respect to the Management Board.

        MANAGEMENT BOARD
        ----------------
1. The Management Board consists of three members appointed by the Shareholders' Meeting. Each shareholder representing at least 33% of the share capital shall have the right to designate one candidate for the Management Board, whom the Shareholders' Meeting shall elect. If the number of candidates is less than three then the remaining members of the Management Board will be appointed by the Shareholders' Meeting.

        2. Each member of the Management Board shall serve for a two (2) year term.

        3. The authority to make statements and to sign on behalf of the Company requires unanimous action of all members of the Management Board.

                                   EXHIBIT D
                                   ---------

                      ACTIONS REQUIRING SUPERMAJORITY VOTE
                      ------------------------------------

        The following actions shall require (i) the affirmative vote of at least four directors, followed by the affirmative vote of the percentage of issued and outstanding capital stock entitled to vote thereon at a meeting of the shareholders as required under the Delaware General Corporation Law ("DGCL"), if such action shall be required to be submitted to the shareholders under the DGCL, or (ii) if any such action is not approved by at least four directors, then any such action shall require the affirmative vote of at least sixty-one one-hundredths of the total number of shares of capital stock issued and outstanding and entitled to vote thereon, provided however that if board approval of such action is required under the DGCL, the action shall also require the approval of the Board of Directors at a special meeting of the Board of Directors for which (and for no purposes other than the approval of actions taken pursuant to this subsection (ii)) two-fifths of the total number of directors shall constitute a quorum.

        A. any action to effect a fundamental change in the business of the Corporation or any wholly owned or partially owned, direct or indirect subsidiary (whether in the form of a corporation, partnership or otherwise) of the Corporation that the Corporation controls through voting rights, contractual arrangements or otherwise (hereinafter a "Subsidiary"). For the purposes of this Section, the term "business" shall mean cable television, programming, telecommunications and telephony in the geographic territories which as of March 1, 1996 were within the boundaries of Poland, the Czech Republic, Russia, Ukraine, Slovakia, Hungary, Romania, Bulgaria, Albania, Latvia, Lithuania, Estonia, Slovenia, Yugoslavia, Bosnia-Hercegovina, Croatia, and Macedonia.

        B. The adoption of, and approval of any modification of, the annual budget of the Corporation (the "Budget") for each fiscal year, which Budget shall at a minimum include (i) an income statement that will show in reasonable detail the revenues and expenses projected for the fiscal year, (ii) a cash flow statement that will show in reasonable detail the receipts and disbursements projected for the fiscal year as well as any anticipated cash surplus or deficiency, and (iii) any contemplated borrowings for the fiscal year.

        C. the expenditure during any fiscal year of the Corporation, whether by purchase, lease or otherwise, for securities, other capital assets or in connection with entering into any joint venture, partnership or consortium arrangement, of an amount in excess of $5,000,000, provided, however, that such restrictions shall not apply to expenditures included in the Budget for such fiscal year approved by the Board of Directors in accordance with Subsection B or for capital expenditures which, in the aggregate, do not exceed by five percent (5%) the amount contained in the Budget for capital expenditures;

        D. a merger or other business combination or the sale, lease, transfer or other disposition of all or any material portion of the assets of the Corporation, whether by a single transaction or a series of related transactions. For purposes of this subsection, any portion of the assets of the Corporation accounting for 10% or more of the gross revenue or net asset value of the Corporation shall be deemed to be material;

        E. the creation of an encumbrance on any material portion of the assets of the Corporation or on any of the capital stock of any Subsidiary, other than (i) security interests arising in connection with actions not requiring approval under Subsections G or M, below, (ii) encumbrances not requiring the consent of the Corporation, and (iii) any encumbrance in existence, or required under agreements in existence, as of March 21, 1996. For purposes of this subsection, any portion of the assets of the Corporation accounting for 10% or more of the gross revenues or net asset value of the Corporation shall be deemed material. For the purpose of this subsection, the term "encumbrance" shall mean any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third party interest of whatever nature over or in the relevant property;

        F. transactions with (i) a shareholder of the Corporation or of any Subsidiary, (ii) a member of the immediate family of any such shareholder, or (iii) any entity controlled by, controlling or under common control with any such shareholder (the persons and entities in (i)-(iii) being referred to herein as "Related Parties") and any action permitting any Subsidiary to enter into a transaction with any one or more Related Parties;

        G. the issuance by the Corporation of, third party debt if as a result thereof, the aggregate principal balance of all third party debt owed by the Corporation, not including trade credit extended to the Corporation in the normal course of business, would exceed U.S. $25,000,000;

        H.      the issuance by the Corporation of any capital stock other than
        (i) in connection with the issuance of capital stock which underlies convertible debt, which convertible debt was previously approved pursuant to subsection G or did not require approval thereunder, (ii) issuance of Common Stock pursuant to conversion of the Series B Preferred Stock, (iii) in an initial public offering at an equity valuation, including any shares of preferred stock then outstanding, in excess of $225,000,000;


        I. the declaration of the dividends or other distributions on outstanding capital stock of the Corporation;

        J. the repurchase or redemption of any capital stock of the Corporation or the taking of any action that would cause an adjustment in the Conversion Ratio under Sections 4(D)(4), 4(D)(5) or 4(D)(6) of
        Article IV, except for any mandatory redemptions referenced in Article
        IV;


        K.      the dissolution or liquidation of the Corporation;

        L. amending the Certificate of Incorporation or Bylaws other than in connection with an issuance of capital stock permitted under subsection H;

        M. the giving of any guarantee or indemnity, other than (i) in connection with indebtedness permitted under subsection G of this
        Article VIII and (ii) in the normal course of business in relation to the purchase or supply of goods or services;

        N. the election or removal of the Chief Executive Officer or the Chairman of the Board;

        O. the entering into, varying the terms of or termination of any contract of employment of any director of the Corporation or of any executive whose aggregate salary exceeds $100,000 per annum;

        P. the changing of the auditors, the fiscal year end date or the registered office of the Corporation;

        Q. settling or otherwise resolving any claim by or against the Corporation with respect to income taxes or any other type of tax, for which the amount in dispute is greater than $250,000;

        R. the commencement, prosecution, or compromise by the Corporation of any legal or arbitration proceedings, other than (i) routine debt collection (ii) any claim the amount in dispute under which is less than $250,000 (iii) actions by the Corporation against its shareholders, (iv) counterclaims and cross-claims in actions brought against the Corporation, and (v) any settlement involving expenditure by the Corporation of less than $250,000; and

        S. the taking of any steps to have the Corporation wound up, or voluntarily taking advantage of any provisions of any applicable bankruptcy laws.